Exhibit 99.3

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

The Board of Directors

Albemarle Corporation

451 Florida Street

Baton Rouge, Louisiana 70801

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated July 14, 2014, to the Board of Directors of Albemarle Corporation (“Albemarle”) as Annex B to, and reference thereto under the headings “Summary — Opinion of Albemarle’s Financial Advisor”, “The Merger — Background to the Merger”, “The Merger — Albemarle’s Reasons for the Merger and Recommendation of the Albemarle Board of Directors”, “The Merger — Opinion of Albemarle’s Financial Advisor” and “The Merger — Certain Unaudited Prospective Financial Information of Albemarle and Rockwood — Certain Unaudited Prospective Financial Information of Albemarle” in, the joint proxy statement/prospectus relating to the proposed transaction involving Albemarle and Rockwood Holdings, Inc., which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Albemarle. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

September 23, 2014